Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
QUIDEL CORPORATION
Quidel Corporation, a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware, does hereby certify:

1.	That the name of this corporation is Quidel Corporation (the “Corporation”).
2.The first sentence of Article 4 and the first paragraph of clause (a) thereunder of the Certificate of Incorporation are deleted in their entirety and replaced with the following:
“4.    The total number of shares of all classes of stock which the Corporation has authority to issue is 102,500,000 shares, consisting of 97,500,000 Common Shares, par value $0.001 per share (the “Common Shares”), and 5,000,000 Preferred Shares, par value $0.001 per share (the “Preferred Shares”).

(a)    The Common Shares shall be divided into two classes, consisting of 95,000,000 shares which shall be designated as “Common Stock” (referred to herein as “Voting Common Stock”) and 2,500,000 shares designated as “Class A Common Stock” (referred to herein as “Non-Voting Stock”). The shares of Common Stock, $0.01 par value, outstanding prior to the effectiveness of the Amendment of the Corporation’s Certificate of Incorporation filed with the Secretary of State of the State of Delaware on January 31, 1991, shall, after the effectiveness thereof, constitute shares of Voting Common Stock.”

4.    That the foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Signature page follows]

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by the undersigned duly authorized officer of this corporation on the date set forth below.

Dated: May 5, 2015

QUIDEL CORPORATION

/s/ Robert J. Bujarski
Name: Robert J. Bujarski
Title: Secretary